Exhibit 10.2

AMENDMENT NO. 3 TO EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS AMENDMENT NO. 3 TO EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) is made as of March 27, 2015, by and among Louis H. Weiss (the “Executive”), Vitamin Shoppe, Inc., a Delaware corporation (“Parent”), and Vitamin Shoppe Industries Inc., a New York corporation (the “Company”).

Reference is made to that certain Employment and Non-Competition Agreement by and among the Executive, Parent and the Company dated January 15, 2007, as amended by that certain Amendment to Employment and Non-Competition Agreement dated December 28, 2007 and that certain Amendment No. 2 to Employment and Non-Competition Agreement dated March 29, 2012 (collectively, the “Employment Agreement”).

WHEREAS, the parties to this Agreement desire to further amend the Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.     Section 1 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“1. Position and Responsibilities. The Executive shall continue to serve as Executive Vice President, Chief Merchandising and Marketing Officer of each of Parent and the Company and, in such capacity, shall perform such duties as are customarily performed by an officer with similar responsibilities of a company of a similar size, and shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder; provided, however, that in exercising such power and authority and performing such duties, he shall at all times be subject to the authority of the Chief Executive Officer and the Board of Directors of Parent and the Company. The Executive agrees to devote substantially all of his business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of Parent’s and the Company’s business.”

2.     Section 2(A) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(A) Salary. In consideration of the services to be rendered by the Executive to the Company, the Company shall continue to pay to the Executive a base salary of four hundred fifty thousand dollars ($450,000) per annum (such salary as it may be increased from time to time being hereinafter referred to as the “Base Salary”). Except as may otherwise be agreed, the Base Salary shall be payable in conformity with the Company’s customary practices for executive compensation as such practices shall be established or modified from time to time but shall be payable not less frequently than monthly. The Executive shall receive such increases in his Base Salary as the Board of Directors of the Company may from time to time approve in its sole discretion; provided, however, that the Executive’s Base Salary shall be reviewed not less often than annually. The Executive’s Base Salary may not be decreased without his written consent.”

3.     Section 2(B) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(B) Bonus Compensation. For each calendar year during the term of this Agreement, the Executive shall be eligible for a cash bonus award (the “Annual Cash Bonus”) with a target amount of fifty percent (50%) of his then current Base Salary pursuant to the Company’s Management Incentive Program (“MIP”). As currently constituted the MIP is based upon (i) the Company’s satisfaction of operating objectives specified by the Company’s Board of Directors each year in its sole discretion, and (ii) individual members of management’s satisfaction of certain individual operating objectives based upon their area of responsibility as specified by the Company’s Board of Directors in their sole discretion. The Executive acknowledges that the Company reserves the right to change the structure of the Annual Cash Bonus from time to time, provided that any change shall not affect the Executive’s ability to receive an Annual Cash Bonus of up to a target amount of fifty percent (50%) of the Executive’s Base Salary. The Executive shall be paid his Annual Cash Bonus on or before March 1st of the calendar year following the year to which such bonus relates, but in all events on or before March 15th of such year. The parties hereto acknowledge that the determination of the Annual Cash Bonus for the year in which the Executive’s employment terminates (and possibly for the prior year) shall not be known on the date the Executive’s employment terminates, and, if any, shall be paid by the Company to the Executive not more than thirty (30) days after the determination thereof, but in all events on or before March 15th of the calendar year following the calendar year of termination. The Executive acknowledges and agrees that as required under law or Company policy, incentive compensation to the extent received based on erroneous information, is subject to recoupment for a three (3)-year period in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the federal securities laws.”

4.     Section 3 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“3. Term. The term of the Executive’s employment hereunder shall commence on the Effective Date and shall terminate on March 31, 2016 (the “Term”), unless earlier terminated as provided in Section 5 of this Agreement. For purposes of this Agreement, “Termination Date” shall mean the last day of the Term.”

5.     Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

6.     This Agreement is an amendment to the Employment Agreement, and to the extent there is a discrepancy between this Agreement and the Employment Agreement, this Agreement shall control and supersede the Employment Agreement to the extent of such discrepancy. The Employment Agreement otherwise remains in full force and effect.

7.     This Agreement, the Employment Agreement (as further amended by this Agreement) and those documents expressly referred to herein embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of March 27, 2015.

EXECUTIVE

/s/ Louis H. Weiss
Louis H. Weiss

VITAMIN SHOPPE, INC.

By:	/s/ Jean Frydman
Jean Frydman Senior Vice President, General Counsel and Corporate Secretary

VITAMIN SHOPPE INDUSTRIES INC.

By:	/s/ Jean Frydman
Jean Frydman Senior Vice President, General Counsel and Corporate Secretary

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